Exhibit 10.1

Portions of this Exhibit have been omitted based upon a request for confidential treatment. This Exhibit, including the non-public information, has been filed separately with the U.S. Securities and Exchange Commission. “[*]” designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the U.S. Securities and Exchange Commission.

RICHARDS BAY CHLORIDE SLAG SALES AGREEMENT

THIS RESTATED AND AMENDED AGREEMENT is made as of November 17, 2011 but effective 1 January 2012 by and between RICHARDS BAY TITANIUM (PROPRIETARY) LIMITED, a South African Corporation with offices at Richards Bay, KwaZulu Natal, South Africa (hereafter “RBT”) (acting through its sales agent RIO TINTO IRON & TITANIUM LIMITED a corporation with offices at 2 Eastbourne Terrace, London, W2 6LG, United Kingdom (hereinafter “RIT”)) and KRONOS (US), INC., a Delaware corporation with offices at 5 Cedar Brook Drive, Cranbury, New Jersey, 08512, U.S.A. (hereafter “Buyer”) (herein the “Agreement”).

WITNESSETH

WHEREAS:

A.	RBT is a significant producer of titanium bearing slag and Buyer is a significant consumer of titanium bearing slag of the type produced by RBT;

B.	RIT is the exclusive sales and marketing agent for RBT;

C.	The parties are desirous of entering into a new Richards Bay Chloride Slag Sales Agreement whereby the manufacture and purchase of predetermined amount of product is established for the mutual benefit of enhancing predictability of the operations of each of the parties; and

D.	The parties entered into a Richards Bay Slag Sales Agreement originally dated May 1, 1995 (the “Previous Agreement”) and that such agreement and all subsequent amendments are superseded by this Agreement effective January 1, 2012

NOW, THEREFORE, for and in consideration of the covenants and conditions herein contained, the parties hereto ratify and confirm their agreement effective January 1, 2012 as follows:

ARTICLE I. SCOPE

RBT agrees to sell and deliver, and Buyer agrees to buy and take delivery of chloride grade titanium bearing slag, produced by RBT at Richards Bay, South Africa (hereinafter called (“Product”), in the quantities and at the times hereinafter specified.

ARTICLE II. DEFINITIONS

Unless otherwise indicated, a “ton” is a metric ton of one thousand kilograms dry weight, a “month”, a “quarter” and a “year” are a calendar month, a calendar quarter and a calendar year, respectively, “dollars”, “cents” and the dollar and cent signs (“$” and “¢”) refer to lawful money of the United States of America, “Official Samples” has the meaning given to it in Article XI, all percentages are based on dry weights.

ARTICLE III. TERM

A.	This Agreement shall be for a term of five (5) years commencing on January 1, 2012 and ending on December 31, 2016.

B.	In the event that either party shall become bankrupt, insolvent, commit any act of bankruptcy or insolvency, or compromise with its creditors, then the other party shall have the option, without notice or demand, to cancel this Agreement or, at its option, to require specific performance and demand damages hereunder to the extent such performance does not occur. The preceding rights are without prejudice to any other rights and remedies as are available to the parties hereunder or otherwise under the law.

C.	In the event of termination of this Agreement in accordance with the terms herein, Articles XII, XVIII and XXII shall survive termination, and each party shall retain any accrued rights and remedies, including any rights and remedies it has or may have against the other party in respect of any past breach of this Agreement.

ARTICLE IV. QUANTITY

A.	Subject to the following provisions of this Article IV., RBT shall sell and deliver and Buyer shall purchase and take delivery of the following quantity of Product (in each case, the “Contracted Quantity”):

a)	For each of the years 2012 and 2013 the Contracted Quantity shall be in the range of * tons per annum;

b)	For the year 2014 the Contracted Quantity shall be * tons per annum; and

c)	For each of the years 2015 and 2016 the Contracted Quantity shall be * tons.

B.	For each of the years 2015 and 2016, Buyer has the right but not the obligation to request an increase to the annual Contracted Quantity by * tons. Should Buyer wish to exercise the right for the additional quantity, RBT shall be notified of this in writing on or before October 15 of the previous year. RBT has the right to accept or reject this request within 30 days and shall inform Buyer in writing within seven days following the 30 day period of its decision. In the event that RBT accepts the request the Contracted Quantity for such year shall be * tons per annum.

C.	For any given year during the period 2012 to 2016 it is the intention of both parties to use their reasonable efforts to make available for shipment or effect the shipment of, as the case may be, the total Contracted Quantity on a quarterly basis in installments of approximately equal quantities.

D.	Total shipments for the full year shall allow for a 3% shipping tolerance. Volume shipped within this tolerance shall be considered performance of the Contracted Quantity obligation.

E.	The annual Contracted Quantity for the specific year shall be reduced accordingly by the quarterly volume allocation not taken up as described in Article V. of this Agreement.

ARTICLE V. PRICE

Basic Price

A.	The base price for Product which is produced, sold and delivered hereunder for each quarter during the Term of this Agreement shall be that amount per ton (FOB Richards Bay, *% TiO2 basis) as negotiated on a quarterly basis on or before the start of the quarter immediately preceding the first day of the quarter the price is to be effective (the “Basic Price”). The Basic Price for the calendar quarter January 1 to March 31, 2012 is * per MT.

B.	The parties agree that failure to agree a Basic Price in any quarter shall not be treated as a matter of dispute and shall therefore not be subject to any arbitration procedures. If no agreement is reached on the Basic Price for any quarter the Buyer has the option to cancel its volume allocation for such quarter (the “Opt Out Option”). Buyer shall give RBT written notice when it chooses to exercise the Opt Out Option within 7 (seven) days of the start of the quarter immediately preceding the first day of the quarter the price is to be effective.

C.	In the event that Buyer exercises its Opt Out Option for two consecutive quarters the Agreement shall terminate with immediate effect and no party shall have any future obligations under this Agreement

D.	In the event that Buyer exercises its Opt Out Option for four separate albeit not consecutive quarters the Agreement shall terminate with immediate effect when Buyer exercises its fourth Opt Out Option and no party shall have any future obligations under this Agreement.

E.	In the event that RBT delays volume from one quarter to another the existing Basic Price shall be applicable to such quantity. In the event that Buyer delays volume from one quarter to another the new quarter’s Basic Price shall be applicable to such quantity.

F.	In the event that a shipment is delayed from one quarter to another as result of delays at the loading port the existing Basic Price shall be applicable to such delayed quantity. In the event that Buyer fails to nominate a vessel causing a delay of volume from one quarter to another the new quarter’s Basic Price shall be applicable to such quantity.

Price Adjustment for TiO2 Content

G.	The Basic Price established under this Article V.A. is for Product containing *% titanium dioxide (“TiO2”) content. If the TiO2 content of Product exceeds *%, the Basic Price shall be adjusted upwards by * of the Basic Price for each increment of *% or part thereof by which the TiO2 content exceeds *%. If the TiO2 content of Product is less than *%, the Basic Price shall be adjusted downwards by * of the Basic Price for each decrement of *% or part thereof by which the TiO2 content is less than *% but greater than *%.

Price Adjustment for Product Sizing

H.	In the event the sizing of the Product shipments exceeds the specifications set forth below, the Basic Price shall be adjusted downwards by a percentage, or fractions thereof, equal to the percentage of the Product:

plus * microns in excess of * percent (*%);

minus * microns in excess of * percent (*%);

minus * microns in excess of * percent (*%).

I.	Price adjustments pursuant to sizing shall be made on an individual shipment basis.

ARTICLE VI. SHIPMENTS

A.	Shipments shall be as ordered by and pursuant to the instructions of Buyer as the same shall be agreed to by RBT. Buyer shall obtain any import licenses or other documents that may be required to import Product into the country of destination. RBT shall obtain any export license or other documents that may be required to export product from South Africa.

B.	RBT and Buyer shall agree on a shipping schedule whereby deliveries are spread more or less evenly throughout the year on a quarterly basis. Buyer shall arrange for and furnish a bulk cargo vessel (herein called “Buyer’s Vessel”) for each shipment. Notwithstanding the agreed shipping schedule, Buyer must request STEM (as defined in Article VI.D. below) for a specific tonnage from RBT and RBT must confirm STEM in respect of each shipment at least forty-five (45) days prior to the arrival of Buyer’s Vessel in Richards Bay.

Buyer shall provide RBT with a notice of arrival of each of Buyer’s Vessels at least two (2) weeks prior to its estimated time of arrival at Richards Bay.

C.	In the event RBT has given STEM to Buyer and if Product is not available for loading at the stockpile area provided by S.A. Port Operations on the date for which STEM has been given and if demurrage or dead freight is incurred as a result of such non-availability, RBT shall pay Buyer demurrage and/or dead freight at the rate specified or determined between Buyer and the shipping company under the Charter Party. In arranging for any Buyer’s Vessel, Buyer will use its best efforts to have the terms of the Charter Party permit RBT, in the case of a shortfall of Product at the Richards Bay dock, to elect between having Buyer’s Vessel:

a)	wait for arrival of Product at docks and thereby incur demurrage up to the expiration of time stipulated or determined under the charter party (and incur dead freight if a shortfall is not cured eventually); or

b)	load a portion of a shipment of Product and thereby incur dead freight.

In order to facilitate RBT’s decision, Buyer shall promptly advise RBT, on request, of the applicable demurrage or dead freight rates.

D.	The word “STEM”, as used in this Article VI shall mean the confirmation of availability of sufficient Product for a particular shipment, at Richards Bay Harbour, on a given date or period to be stated when stem is requested and given.

E.	In no event shall RBT be liable for any losses, cost or damages in excess of such demurrage or dead freight rates except as provided for in Article XVI hereof or in the event of non availability of product as defined in this Article VI.

ARTICLE VII. TITLE AND RISK OF LOSS

Title to and risk of loss in Product shall pass to Buyer upon passing the ship’s rail of Buyer’s Vessel at the loading dock at the Port of Richards Bay, South Africa. Once the title to and risk of loss in Product has passed to Buyer, RBT shall not be responsible for any losses or damages of any kind and howsoever arising in connection with Product or otherwise, except as expressly provided in this Agreement.

ARTICLE VIII. PAYMENT

A.	Regular Payments. Unless otherwise agreed, payment in U.S. dollars shall be made by Buyer by telegraphic transfer to RBT’s account * at Citibank N.A., 111 Wall Street, New York. NY 10043, U.S.A., naming RBT as beneficiary, or such other account as RBT shall notify Buyer, within thirty (30) days of the Bill of Lading date. RBT shall supply the following documents:

1	RBT’s commercial invoice covering the shipment, based on the assumption that the TiO2 content of Product is *%;

2	Surveyor’s certificate of mass (weight certificate);

3	Full set of clean onboard ocean bills of lading covering the shipment by the cargo vessel in question, designating “Richards Bay Titanium (Proprietary) Limited” as shipper and Buyer as consignee or any other affiliated company designated by Buyer as consignee; and

4	Such other documents and papers as may be required to clear Product for shipment from South Africa to the port of destination.

The above mentioned documents shall be couriered to Buyer or such affiliated company as Buyer shall have designated in accordance with Article XIX. RBT shall accept payment from Buyer or any of Buyer’s affiliated companies, but Buyer shall be primarily and separately liable for all sums due under this Agreement.

B.	Final Invoice and Payment

Any price adjustment which may be necessary as a result of the outcome of RBT’s analysis of the Official Sample shall be embodied in a final invoice that will be forwarded to Buyer along with the certificate of analysis signed by RBT within twentyone (21) days of completion of loading. In the event of a debit to Buyer, the final invoice shall be presented, and payment by Buyer shall be effected, in the same manner as detailed In Article VIII.A. above. In the event of a credit to Buyer, RBT shall remit the relevant amount to Buyer by telegraphic transfer within thirty (30) days of the date of the final invoice.

C.	Other Invoices and Payments. Payment of other amounts due hereunder, such as the fees referred to in Articles XI.B.2 and XI.C.5 shall be made by Buyer to RBT within thirty (30) days of Buyer’s receipt of an invoice for such amounts.

ARTICLE IX. SPECIFICATIONS

A.	The Product shall contain at least *%, but typically *% equivalent TiO2 by weight, determined as set forth in Article XI hereof.

B.	The Product shall meet the following specifications:

1	Maximum chromium oxide (Cr2O3) content of *% by weight:

2	Maximum vanadium pentoxide (V2O5) content of *% by weight;

3	Maximum manganese oxide (MnO) content of *% by weight;

4	Maximum calcium oxide (CaO) content of *% by weight;

5	Maximum moisture (H20) content of *% by weight;

6	Maximum magnesium oxide (MgO) content of one *% by weight; and

7	Maximum reduced titanium dioxide (Ti2O3) content of *% by weight.

C.	The product shall meet the following typical sizing specifications:

plus * microns a maximum of * percent (*%);

minus * microns a maximum of * percent (*%);

minus * microns a maximum of * percent (*%).

D.	The specifications set out in Article IX.A., IX.B. and IX.C. shall be referred to in this Agreement as the “Specifications”.

ARTICLE X. WARRANTY

A.	RBT warrants that Product sold and delivered hereunder shall conform to the Specifications set forth in Article IX. hereof.

B.	In the event that any Product sold and delivered hereunder does not conform to said Specifications and in the event the parties are unable to agree on an equitable adjustment, RBT shall, at its cost and expense, including freight, insurance and handling costs, remove or otherwise dispose of such nonconforming Product from Buyer’s location and replace It with an equivalent quantity of Product at Buyer’s plant which meets the Specifications within sixty (60) days. RBT’s obligation to remove or dispose of and replace nonconforming Product shall not be applicable in the event Buyer fails to give notice to RBT of such nonconforming Product as provided for in Article XI. Buyer may terminate the Agreement should RBT fail to deliver conforming Product within sixty (60) days.

The warranty and remedy expressed in this Article X is the sole and exclusive warranty made by RBT with respect to the Product to be delivered under this Agreement. RBT makes no other warranty, express, implied (including any warranty of merchantability or fitness for a particular purpose), statutory or otherwise.

C.	RBT shall not be responsible for any damage, direct, indirect, consequential or incidental relating directly or indirectly to the use, sale and/or resale of any Product. RBT’s sole obligation in the event of delivery of nonconforming Product shall be that set forth in this Article X. Buyer agrees to indemnify and hold RBT harmless from and against any claims, losses, damages, costs, expenses or liability of whatsoever nature from third parties arising out of or in connection with such use, sale and/or resale of any Product.

ARTICLE XI. INSPECTION, WEIGHING, SAMPLING AND ANALYSIS

A.	Inspection and Weighing. Inspection of Buyer’s Vessels’ holds for cleanliness and protection and determination of weight of Product loaded aboard Buyer’s Vessel draft survey, will be made by Capt. G.A. Chettles & Assoc., a registered independent surveyor, or such other inspector acceptable to RBT and Buyer. The cost of such surveys shall be borne equally by RBT and Buyer and shall be included in RBT’s commercial invoice referred to in Article VIII.A.1. Such surveyor shall be entitled to reject any vessel not found to be suitable for loading of Product, provided such surveyor sends to Buyer, by facsimile, the reasons for such rejection and his certification that the Buyer’s Vessel as presented would not adequately protect the Product from contamination. Such rejection shall be for Buyer’s account. Such surveyor shall determine the weight of Product loaded aboard Buyer’s Vessel. The Product weight so determined, which includes moisture, shall, on the basis of the analyses of the Official Samples then be adjusted for the moisture content. The resulting dry weight shall be the basis on which Product is invoiced for payment.

B.	Sampling. Each shipment of Product delivered to Buyer’s Vessel at Richards Bay shall be sampled by an independent testing company, Bureau Veritas or such other independent testing laboratory acceptable to both parties. Such independent laboratory shall take and distribute representative samples (hereinafter called “Official Samples”) from each shipment in accordance with the “Sampling and Sample Preparation Procedure”, set forth in Exhibit “A”, Procedure “SAM 78”, attached hereto and made a part hereof.

The fees for services of such independent testing laboratory shall be paid for equally by RBT and Buyer and shall be included in RBT’s commercial invoice referred to in Article VIII.

It is acknowledged that S.A. Port Operations has installed an automatic sampler in the belt loading system. If and when such installation is fully functional and its accuracy bas been proven, RBT and Buyer shall discuss the use of such automatic sampler as well as agree on a revision of the current Sampling and Sampling Preparation Procedures as set forth in SAM 78.

C.	Analysis

1.	Methods of Analysis. All analyses shall be made by the methods outlined in Exhibit “B” Procedure “SAM 004”, Exhibit “C” Procedure “SAM 124”, Exhibit “D” Procedure “SAM 051”, Exhibit “E” Procedure “SAM 079” and Exhibit “F” Procedure “SAM 008” which are attached hereto and made a part hereof, or by such other methods as RBT shall consider appropriate provided that the results obtained from such other methods are consistent with the results which would be obtained by using the methods outlined in the above-mentioned exhibits.

2.	Analysis by RBT. RBT shall analyze the Official Samples and the results of such analysis for each shipment shall be provided to Buyer not later than thirty (30) days following the date of such shipment.

3.	Analysis by Buyer. Buyer may, but shall not be obligated to, analyze the Official Samples. Unless Buyer notifies RBT within sixty (60) days of receipt of an Official Sample that Buyer’s analysis indicates that Product fails to meet Specifications or that the TiO2 content is more than * percent (*%) different from RBT’s analysis, the results of RBT’s analysis shall be final and conclusive.

4.	Umpire Procedure. Should Buyer’s analysis of the Official Sample indicate that Product does not meet Specifications or that the TiO2 content of Product is more than * (*%) different from RBT’s analysis, Buyer may so advise RBT and RBT shall request the independent testing laboratory referred to above to forward for analysis its retained Official Sample to such umpire analyst (being an independent testing laboratory) as shall be agreed to from time to time by the parties. The parties hereby agree at this time for this purpose that Inspectorate Griffith Limited, 2 Perry Road, Witham, Essex, CM8 3TU, U.K. shall be the initial umpire analyst The umpire shall analyze the Official Sample in accordance with the methods outlined in the Exhibits referred to in Article XI.C.

5.	Settlement. The umpire’s analysis as to TiO2 content and that of Buyer or RBT, whichever is in closer agreement, shall be averaged as the basis for final settlement; provided that if the umpire’s analysis lies exactly halfway between Buyer’s and RBT’s analyses, the umpire’s analysis shall be the basis for final settlement.

If such final basis for settlement results in a price adjustment in accordance with the procedure described in Article V of this Agreement, RBT shall issue a credit or debit invoice as the case may be. If an umpire’s analysis is required on any Specification other than TiO2, the umpire’s analysis and that of Buyer or RBT, whichever is in closer agreement, shall be averaged as the basis for final settlement; provided that if the umpire’s analysis lies exactly halfway between the Buyer’s and RBT’s analyses, the umpire’s analysis shall be the basis for final settlement. If such analysis determines that Product does not meet each of such Specifications, the parties shall proceed as described in Article IX.B. of this Agreement. The cost of an umpire’s analysis shall be paid by the party whose analysis varies most from the umpire’s analysis unless such variations are equal and then the cost shall be borne equally by the parties.

D.	Revision of Sampling and Analytical Procedures. The procedures set forth in the Exhibits referred to in this article are believed to be the most satisfactory ones now available. However, better procedures may become available. Each of said Exhibits may be revised from time to time, without formal amendment to this Agreement; provided that each such revision shall require the written approval of Buyer and RBT.

ARTICLE XII. ARBITRATION

Any dispute between the parties hereto arising out of or in any way connected with this Agreement, its negotiation, performance, breach, existence or validity shall, unless settled by mutual agreement or conciliation and failing settlement thereunder, be referred for final and binding arbitration, in London, England, under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be presided over by three arbitrators; of which RBT shall appoint one and Buyer shall appoint another, and the two appointed arbitrators shall appoint the Chairman of the arbitral tribunal within thirty (30) days following their appointment by the parties hereto, failing which the Chairman shall be appointed by the International Court of Arbitration of the International Chamber of Commerce. The language of the arbitration and all documents submitted therein shall be in English.

ARTICLE XIII. TAXES AND DUTIES

All South African taxes and duties now or hereafter imposed during the term of this Agreement shall be for the sole account of RBT. All taxes and duties now or hereafter imposed on the import of the Product during the term of this Agreement shall be for the sole account of Buyer.

ARTICLE XIV. PATENTS

A.	RBT agrees to protect and hold Buyer harmless against any and all claims that Product in the state or form as sold under this Agreement infringes or allegedly infringes any Product claims of any South African or United States patent owned by third parties. RBT will, at its own cost and expense, defend any and all suits which may be brought against Buyer on account of said infringement of such patent or patents, and RBT shall pay any and all fees, costs and damages awarded in said suits; provided, however, that the total liability for damages under Ibis Article XIV shall in no event exceed the aggregate sales price of Product sold to Buyer during the year in which such infringement commenced.

B.	RBT’s obligations pursuant to Article XIV shall be conditional upon Buyer giving prompt notice to RBT of any claims by third parties of any such alleged infringement and of all information available to Buyer in respect of such alleged infringement or claim.

ARTICLE XV. FORCE MAJEURE

In the event of any contingency which is beyond the reasonable control of RBT or Buyer including, but not limited to (i) any strike, lockout, industrial dispute, difference with workmen, accident, fire, explosion, earthquake, flood, mobilization, war (whether declared or undeclared), act of any belligerent in any such war, civil commotion, political demonstration or disturbance, riot, rebellion, revolution or blockage, (ii) any requirement, regulation, restriction, intervention, or other act of any Government, whether legal or otherwise, (iii) any inability to secure or delay in securing export licenses or import licenses, cargo space or other transportation facilities necessary for the shipment or receipt of Product or fuel or other supplies or material including but not limited to water, ilmenite ore or electric power necessary for the operation of the mines and plants where Product is produced or consumed, (iv) any delay in or interruption to transportation by rail, water or otherwise, (v) any damage to or destruction of such mines or plants or any breakdown of plants or machinery of RBT or Buyer, or (vi) any other contingency which is beyond the reasonable control of RBT or Buyer, whether or not of the nature or character hereinbefore specifically enumerated, but excluding market conditions of any nature, which event delays or interferes with the performance of this Agreement or the consumption of Product, in spite of the affected parties’ bonafide efforts to mitigate such event, then such event shall be considered sufficient justification for delay in making shipment or delivery or taking delivery or performance hereunder (other than the payment of money), in whole or in part, until such event ceases to exist, and this Agreement shall be deemed suspended for so long as such event delays or interferes with the performance hereof, provided that prompt notice (normally within one week of the occurrence of the event) of the commencement and end of any such event is given by the party affected to the other party. Any delay or interference which affects RBT’s supply of Product to customers shall entitle RBT to allocate equitably any available Product among customers in its discretion.

Anything to the contrary hereinabove notwithstanding, if such event occurs, the obligation of RBT to sell and deliver and of Buyer to buy and to take delivery of Product with respect to any year shall terminate unless otherwise agreed between the parties at the end of the year as to quantities of Product which have not been loaded aboard Buyer’s Vessel at Richards Bay, by the end of the year due to such event. Nothing contained in this Article shall require Buyer to pay for, or RBT to make up or compensate for, any Product not delivered due to application of this Article. Either party may terminate the Agreement if such event continues for more than one hundred and eighty (180} days.

ARTICLE XVI. DEFAULT & LIMITS OF LIABILITY

For purposes of Article XVI, a “default” shall mean any failure by either party to make any payment when due or to perform any obligation under or pursuant to this Agreement for any reason other than an event of Force Majeure as defined in Article XV.

No default shall be deemed to have occurred unless the party in default shall have first been given written notice of such default and shall have failed to cure such default within thirty (30) days in the event of a failure to pay and in all other events, within sixty (60) days after receipt of such written notice.

In the event of a default arising from a breach of Buyer’s duty to pay for Product delivered or for the total quantity of Product to be purchased in any particular year, RBT shall have the right to seek damages for all loss or damage actually sustained as a direct result of the default. In addition, RBT shall have the right (subject to Buyer’s right to cure its default pursuant to this Article) to terminate this Agreement forthwith by providing notice to such effect to Buyer. Notwithstanding anything contained herein to the contrary, in no event shall Buyer be liable for consequential, indirect or special damages as a result of a default for failure to pay under this Agreement.

In the event of any default by RBT arising from a failure to deliver Product pursuant to this Agreement, RBT (subject to RBT’s rights to cure its default pursuant to this Article) shall compensate Buyer for all loss or damage actually sustained as a direct result of the failure to deliver but excluding indirect, consequential, punitive or contingent damages of the default Buyer may suffer therewith including, but not limited to, loss of revenue or profits as a result of Buyer’s inability to operate, or shutdown of its operations, loss of use of equipment, or cost of substitute equipment, claims of third parties, and the like.

ARTICLE XVII. WAIVER OF DEFAULT

Any failure by either party to give notice in writing to the other party of any breach or default in any terms or conditions of this Agreement shall not constitute a waiver thereof, nor shall any delay by either party in enforcing any of its rights hereunder be deemed a waiver of such rights nor shall a waiver by either party of any defaults of the other party be deemed a waiver of any other or subsequent defaults.

ARTICLE XVIII. CONFIDENTIALITY

This Agreement and information obtained by one party from the other by virtue of this Agreement, shall remain confidential and shall not be disclosed to any third party without the prior written consent of the other party, unless such information is publicly available, or previously known to the recipient or is required to be disclosed by law.

ARTICLE XIX. NOTICES

Any notice to be given to any party under the term of this Agreement shall be deemed to have been delivered by courier service or transmitted by telefax and subsequently confirmed by prepaid registered mail to the respective addresses or telefax number given below:

TO RBT:	c/o Rio Tinto Iron and Titanium Ltd.
2 Eastbourne Terrace
London, W2 6LG
United Kingdom
Telefax: (44) 20 7781 1819
Attention: General Manager Sales & Marketing, TiO2 Products

TO BUYER:	Kronos (US) Inc.
c/o KRONOS INTERNATIONAL, Inc.
Peschstrasse 5
D-51373 Leverkusen
Germany
Telefax: (49) 214 401 526
Attention: Vice President Purchasing

or to such other address as the addressee shall have previously furnished in writing to the addressor. All notices shall be deemed to have been received on the day of delivery, if delivered by courier service or on the day of transmission, if sent by telefax, during normal business hours (9.00am to 5.00pm) of the recipient, failing which, such notice shall be deemed to have been received on the next business day.

ARTICLE XX. ASSIGNMENT

Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be reasonably withheld or delayed. The preceding sentence shall not apply to assignments made to parents, subsidiaries, or related corporations, partnerships or other entities of the parties hereto, providing that the party executing this Agreement shall remain primarily responsible for performance of its obligations hereunder unless such is waived in writing by the other party. Buyer may also assign its rights or obligations under this Agreement without prior written consent of RBT to an unrelated financially capable purchaser of all or essentially of Buyer’s TiO2 pigment business, provided that the assignee agrees to assume all of Buyer’s duties and obligations hereunder and Buyer agrees to and shall remain secondarily responsible for performance of its obligations hereunder unless such is waived in writing by RBT.

ARTICLE XXI. ENTIRE AGREEMENT, AMENDMENT, MODIFICATION

This Agreement states the entire understanding between the parties hereto with respect to the subject matter hereof, and there are no agreements or understandings, oral or written, expressed or implied with reference to the subject matter hereof that are not merged herein or superseded hereby. This Agreement may not be changed, modified or supplemented in any manner orally or otherwise except by an instrument in writing signed by a duly authorized representative of each of the parties hereto. The parties recognize that, for administrative purposes, documents such as purchase orders, acknowledgements, invoices and similar documents may be used during the term of this Agreement. In no event shall any term or condition contained in any such administrative documents be interpreted as amending or modifying the terms of this Agreement whether such administrative documents are signed or not.

ARTICLE XXII. GOVERNING LAW

This agreement shall be governed by and construed under the Laws of England and Wales, in all respects, including construction, validity and performance to the exclusion of the United Nations Convention on International Sale of Goods and excluding any choice of law rules that would apply the law of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives, as of the day and year first above written.

RICHARDS BAY TITANIUM		KRONOS (US), INC.
(PROPRIETARY) LIMITED
(acting through its sales agent,
Rio Tinto Iron & Titanium Ltd.)

By:	/s/ Jean-Francois Turgeon	By:	/s/ D.C. Weaver

Name:	Jean-Francois Turgeon	Name:	D. C. Weaver

Title:	MD RTIT	Title:	Ch. Executive Mgt. Committee